November 27, 2017

To Fellow HomeStreet Shareholders:

On November 20, 2017 an investment manager, Roaring Blue Lion Capital Management L.P. (Blue Lion), filed a Schedule 13D with the Securities and Exchange Commission disclosing that it has accumulated 5.58% of the common stock of HomeStreet, Inc. The filing included a letter outlining the concerns of its principal, Charles W. Griege, Jr., regarding HomeStreet’s business strategy, stock price performance, growth and diversification plans, and the growth of our mortgage banking business. Mr. Griege also asked that we appoint him to HomeStreet’s board of directors.

Our Board and management team sincerely value shareholder feedback, and are always open to constructive and meaningful discussions to enhance our strategy based on input from our shareholders. Since our initial public offering (IPO), I have regularly spoken with Mr. Griege or his associates, often quarterly or more.

While we disagree with the conclusions Mr. Griege has drawn in his November 20th letter, we respect his concerns. The Board of Directors has therefore extended an invitation to Mr. Griege to address his thoughts for improving shareholder value at our December board meeting.

Since HomeStreet’s IPO in 2012, we have successfully converted a highly troubled thrift into a regional community bank with a broad array of products and services. In executing on that strategy we have produced extraordinary growth and diversification and substantially increased shareholder value.

Since our IPO:

▪	Total assets increased from $2.4 billion to $6.8 billion, a compounded annual growth rate of 21%

▪	Loans held for investment increased from $1.3 billion to $4.3 billion, a compounded annual growth rate of 24%

▪	Deposits have increased from $2.0 billion to $4.7 billion, a compounded annual growth rate of 17%

▪	We now have 58 retail deposit branches in four states and 52 stand-alone lending centers in seven states

▪
Reliance on mortgage banking earnings has fallen from over 100% of consolidated net income following our IPO to 44% and 11% of net income for 2016 and the nine months ended September 30, 2017, respectively

▪	Average return on shareholders’ equity has been a strong 14%

▪	Our stock price has increased 172% through November 20, 2017

Mark K. Mason
November 27, 2017

We are proud of our track record of growth, diversification, and returns, and remain committed to maximizing shareholder value. As always, we will continue to engage with our shareholders and listen to your feedback on better ways to execute our strategy toward our goal of becoming a leading West Coast regional bank.
If you have any questions, please contact me or our investor relations officer, Gerhard Erdelji, at (206) 515-4039 or gerhard.erdelji@homestreet.com.

Thank you for your continued support of HomeStreet,

Sincerely,

Mark K. Mason
Chairman, President and Chief Executive Officer
HomeStreet, Inc.